Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-235239) and the Registration Statements on Form S-8 No. 333-190918; and No. 333-212441, pertaining to the Amended and Restated Employee Stock Option Plan and the 2015 Employee Restricted Stock Units Plan, respectively, of Qiwi plc of our reports dated March 24, 2020, with respect to the consolidated financial statements of QIWI plc and the effectiveness of internal control over financial reporting of QIWI plc, included in this Annual Report (Form 20-F) for the year ended December 31, 2019.

/s/ Ernst & Young LLC

Moscow, Russia

March 24, 2020